EXHIBIT 6

[logo] PRUDENTIAL

                               STUART L. LIEBESKIND, FSA,MAAA,CLU,CHFC
                               Vice President & Actuary
                               Group Life and Disability Insurance

 March 27, 1998

                               THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                               290 West Mt. Pleasant Avenue, Livingston NJ 07039 Tel 973 548-6360 Fax 973 548-6350
                               stuart.liebeskind@prudential.com


The Prudential Insurance
Company of America
Prudential Plaza
Newark, NJ 07102-3777


To The Prudential:

This opinion is furnished in connection with the registration by The Prudential Insurance Company of America of certain Group Variable Universal Life insurance contracts and certificates ("Contracts") under the Securities Act of 1933. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

(1) The illustrations of cash surrender values and death benefits included in the section of the prospectus entitled "Hypothetical Illustrations of Death Benefits and Cash Surrender Values based on the assumptions stated in this section, are consistent with the provisions of the respective forms of the Contracts. The rate structure of the Contracts has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract issued on an individual age 40, than to prospective purchasers of a Contract for other ages.

(2) The deduction from premium payments for federal taxes in an amount equal to .35% of each premium is a reasonable charge for these contracts in relation to the additional income tax burden imposed upon The Prudential Insurance Company of America as the result of the enactment of Section 848 of the Internal Revenue Code. In reaching that conclusion a number of factors were taken into account that, in my opinion, were appropriate and which resulted in a projected after-tax rate of return that is a reasonable rate to use in discounting the tax benefit of the deductions allowed in Section 848 in taxable years subsequent to the year in which the premiums are received.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.


Very truly yours,


/s/


Stuart L. Liebeskind, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America


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